Exhibit 99.1

Contact:

Michael G. McAuley

Senior Vice President, Chief Financial Officer and Treasurer

(412) 429-2472

mmcauley@ampcopgh.com

FOR IMMEDIATE RELEASE

CARNEGIE, PA

August 9, 2019

Ampco-Pittsburgh Corporation Announces Second Quarter 2019 Results

Carnegie, PA, August 9, 2019 – Ampco-Pittsburgh Corporation (NYSE: AP) reported sales from continuing operations of $102.5 million and $210.0 million for the three and six months ended June 30, 2019, compared to $118.4 million and $224.8 million for the three and six months ended June 30, 2018, respectively. The decline is principally attributable to lower sales of forged engineered products to the oil and gas industry.

Loss from continuing operations approximated $0.7 million and $12.6 million for the three and six months ended June 30, 2019, respectively, compared to a loss from continuing operations of $0.2 million and $2.0 million for the same periods of the prior year. Loss from continuing operations for the current year periods includes expense of $1.4 million associated with a British cast roll customer who filed for bankruptcy during the quarter (“Bad Debt Expense”). Additionally, loss from continuing operations for the current year-to-date period includes an impairment loss (“Impairment Charge”) of $10.1 million associated with the anticipated divestiture of the Corporation’s Avonmore, PA cast roll manufacturing facility (“Avonmore”) and $1.1 million in professional fees associated with the Corporation’s overall restructuring plan and employee severance due to a reduction in force (“Restructuring-Related Costs”).

Excluding the Bad Debt Expense, the Impairment Charge, Restructuring-Related Costs, and estimated temporary excess costs of the Avonmore facility, adjusted income from continuing operations (non-GAAP measure) was positive at $2.6 million and $3.8 million for the three and six months ended June 30, 2019, respectively. This reflects an improvement of $1.2 million and $1.9 million, respectively, when compared to the same periods of the prior year, calculated on the same basis. The improvement is principally attributable to manufacturing efficiencies, higher pricing and lower overhead costs, partially offset by lower sales of forged engineered products to the oil and gas industry. A reconciliation of GAAP results to these non-GAAP measures is provided below under “Non-GAAP Financial Measures Reconciliation Schedule.”

Commenting on the quarter’s results, Brett McBrayer, Ampco-Pittsburgh’s Chief Executive Officer, said, “The company delivered positive and improved adjusted operating income from continuing operations for the quarter, compared to both Q1 and the prior year, despite lower forged products sales, demonstrating the initial impact of our restructuring and operational improvement actions. We are committed to continuing to right- size our business operations to deliver consistent increased profitability.”

Other income (expense) for the three months ended June 30, 2019, improved compared to the same period of the prior year, primarily due to a $1.4 million dividend received from our cast roll Chinese joint venture during the quarter. Despite the dividend, other income (expense) for the six months ended June 30, 2019, declined from the prior year period which included a $2.4 million benefit from a contractual settlement with a third party.

Net loss from continuing operations for the three and six months ended June 30, 2019, was $0.2 million, or $0.02 per common share, and $12.8 million, or $1.02 per common share, respectively, including the adverse effects of the Bad Debt Expense, the Impairment Charge, and Restructuring-Related Costs of approximately $0.12 and $1.00 per common share, respectively. By comparison, net loss from continuing operations for the three months ended June 30, 2018, was $1.0 million or $0.08 per common share. Net income from continuing operations for the six months ended June 30, 2018, was $0.5 million or $0.04 per common share.

Segment Results

Sales from continuing operations for the Forged and Cast Engineered Products segment for the three and six months ended June 30, 2019, declined 16% and 9%, respectively, compared to the prior year periods, due to a lower volume of sales of forged engineered products to the oil and gas industry. Operating results from continuing operations for the three months ended June 30, 2019, were approximately flat with the prior year, despite the Bad Debt Expense recorded during the quarter. Operating results from continuing operations for the six months ended June 30, 2019, however, were lower than the prior year period, principally due to the Impairment Charge recorded earlier in the year. Manufacturing efficiencies, higher pricing and lower overhead costs helped to offset the effect of the lower volume of forged engineered product sales.

Sales for the Air and Liquid Processing segment for the three and six months ended June 30, 2019, were comparable to the same periods of the prior year. Operating income for each of the current year periods decreased, when compared to the same periods of the prior year, principally due to change in product mix.

Discontinued Operations

Discontinued operations represent the operating results of the Corporation’s Canadian subsidiary, ASW Steel Inc. (“ASW”), which is being held for sale. Loss from discontinued operations, net of tax, for the three and six months ended June 30, 2019, was $3.4 million, or $0.27 per common share, and $5.6 million, or $0.45 per common share, respectively. This compares to a loss from discontinued operations, net of tax, of $1.7 million, or $0.14 per common share, and $1.8 million, or $0.14 per common share, respectively, for the three and six months ended June 30, 2018. The higher losses are primarily due to a reduction in sales resulting from lower demand for ingot feedstock used in the production of forged engineered products for the oil and gas industry and the impact of tariffs on imports of primary steel into the United States, which were imposed in June 2018. In May 2019, the tariffs were lifted.

Business Outlook

McBrayer concluded, “In line with our goal of right-sizing our business and delivering consistent profitability, we currently expect to close the sale of our Avonmore, Pennsylvania cast roll plant around September 30, 2019, and anticipate that the transaction should improve our results from continuing operations by approximately $9.0 to $10.0 million per year. Following this transaction and further improvement initiatives being implemented in our businesses, we expect a marked improvement in our earnings profile beginning as early as Q4 of this year.”

Teleconference Access

Ampco-Pittsburgh Corporation (NYSE: AP) will hold a conference call on Friday, August 9, 2019, at 10:30 a.m. Eastern Time (ET) to discuss its financial results for the second quarter ended June 30, 2019. The Corporation encourages participants to pre-register at any time, including up to and after the call start time via this link: http://dpregister.com/10133642. Those without internet access or unable to pre-register should dial in at least five minutes before the start time using:

•	Participant Dial-in (Toll Free): 1-844-308-3408

•	Participant International Dial-in: 1-412-317-5408

For those unable to listen to the live broadcast, a replay will be available one hour after the event concludes on the Corporation’s website under the Investors menu at www.ampcopgh.com.

Non-GAAP Financial Measures

The Corporation presents non-GAAP adjusted income from continuing operations as a supplemental financial measure to GAAP financial measures regarding the Corporation’s operational performance. This non-GAAP financial measure excludes the Bad Debt Expense, the Impairment Charge, the Restructuring-Related Costs, and estimated excess costs associated with the Avonmore, PA facility, which are not expected to continue after its sale. The Corporation believes these costs and expenses are not indicative of its core operating results. A reconciliation of this non-GAAP financial measure to loss from continuing operations, the most directly comparable GAAP financial measure, is provided below under “Non-GAAP Financial Measures Reconciliation Schedule.”

The Corporation has presented adjusted income from continuing operations because it is a key measure used by the Corporation’s management and Board of Directors to understand and evaluate the Corporation’s operating performance and to develop operational goals for managing the business. Management believes this non-GAAP financial measure provides useful information to investors and others in understanding and evaluating the operating results of the Corporation, enhancing the overall understanding of the Corporation’s past performance and future prospects, and allowing for greater transparency with respect to key financial metrics used by management in its financial and operational decision-making. Adjusted income from continuing operations should be used only as a supplement to GAAP information, in conjunction with the Corporation’s consolidated financial statements prepared in accordance with GAAP, and should not be considered in isolation of, or as an alternative to, measures prepared in accordance with GAAP. There are limitations related to the use of non-GAAP adjusted income from continuing operations rather than GAAP loss from continuing operations. Among other things, estimated excess costs of the Avonmore facility, which are excluded from the non-GAAP financial measure, necessarily reflect judgments made by management in allocating manufacturing and operating costs between the Avonmore facility and the Corporation’s other operations and in anticipating how the Corporation will conduct business following the sale of the Avonmore facility.

Forward-Looking Statements

Certain information presented in “Business Outlook” contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may vary significantly from the Corporation’s expectations based on a number of risks and uncertainties, including, but not limited to, the following: cyclical demand for products and economic downturns may reduce demand for the Corporation’s products; excess global capacity in the steel industry could lower prices for the Corporation’s products; economic or other factors may reduce the level of the Corporation’s export sales; the Corporation’s profitability could be reduced by increases in commodity prices or shortages of key production materials; a work stoppage or similar industrial action could disrupt the Corporation’s operations; currency fluctuations; and proposed divestitures and restructuring activities of the Corporation may generate greater expenses or losses or lower savings than currently anticipated. Forward-looking statements speak only as of the date on which such statements are made, are not guarantees of future performance or expectations, and involve risks and uncertainties. The Corporation cannot guarantee any future results, levels of activity, performance or achievements. Except as required by applicable law, the Corporation assumes no obligation, and disclaims any obligation, to update forward-looking statements whether as a result of new information, events or otherwise.

AMPCO-PITTSBURGH CORPORATION

FINANCIAL SUMMARY

(in thousands except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Sales	$102,519	$118,371	$210,013	$224,786

Costs of products sold (excl. depreciation and amortization)	84,536	98,840	174,757	186,493
Selling and administrative	13,929	14,273	27,814	29,129
Depreciation and amortization	4,650	5,448	9,909	11,048
Impairment charge	0	0	10,082	0
Loss (gain) on disposal of assets	57	(1)	63	82

Total operating expense	103,172	118,560	222,625	226,752

Loss from continuing operations	(653)	(189)	(12,612)	(1,966)
Other income (expense) – net	1,076	(256)	1,127	2,516

Income (loss) from continuing operations before income taxes	423	(445)	(11,485)	550
Income tax provision	(644)	(546)	(1,287)	(83)

Net (loss) income from continuing operations	(221)	(991)	(12,772)	467
Loss from discontinued operations, net of tax	(3,391)	(1,709)	(5,633)	(1,778)

Net loss	(3,612)	(2,700)	(18,405)	(1,311)
Net income attributable to noncontrolling interest	246	294	601	742

Net loss attributable to Ampco-Pittsburgh	$(3,858)	$(2,994)	$(19,006)	$(2,053)

Net (loss) income from continuing operations per common share:
Basic	$(0.02)	$(0.08)	$(1.02)	$0.04

Diluted	$(0.02)	$(0.08)	$(1.02)	$0.04

Loss from discontinued operations, net of tax, per common share:
Basic	$(0.27)	$(0.14)	$(0.45)	$(0.14)

Diluted	$(0.27)	$(0.14)	$(0.45)	$(0.14)

Net loss per common share attributable to Ampco-Pittsburgh:
Basic	$(0.31)	$(0.24)	$(1.52)	$(0.17)

Diluted	$(0.31)	$(0.24)	$(1.52)	$(0.17)

Weighted-average number of common shares outstanding:
Basic	12,576	12,439	12,537	12,401

Diluted	12,576	12,439	12,537	12,401

AMPCO-PITTSBURGH CORPORATION

NON-GAAP FINANCIAL MEASURES RECONCILIATION SCHEDULE

(in thousands)

As described under “Non-GAAP Financial Measures” above, the Corporation presents non-GAAP adjusted income from continuing operations as a supplemental financial measure to GAAP financial measures. The following is a reconciliation of loss from continuing operations, the most directly comparable GAAP financial measure, to this non-GAAP financial measure for the three and six months ended June 30, 2019, and 2018:

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Loss from Continuing Operations, as reported (GAAP)	$(653)	$(189)	$(12,612)	$(1,966)
Impairment Charge (1)	0	0	10,082	0
Restructuring-Related Costs (2)	171	0	1,092	0
Estimated excess costs of Avonmore facility (3)	1,685	1,602	3,887	3,910
Bad Debt Expense (4)	1,366	0	1,366	0

Income from Continuing Operations, as adjusted (Non-GAAP)	$2,569	$1,413	$3,815	$1,944

(1)	Represents an impairment charge to record certain assets of the Avonmore facility to their estimated net realizable value in connection with their anticipated sale.

(2)	Represents professional fees associated with the Corporation’s overall restructuring plan and employee severance costs due to a reduction in force.

(3)

Represents estimated net operating costs which are not expected to continue after the sale of the Avonmore facility. The estimated excess costs include judgments made by management in allocating manufacturing and operating costs between the Avonmore facility and the Corporation’s other operations and in anticipating how it will conduct business following the sale of the Avonmore facility. Estimated excess costs of the Avonmore facility will continue until the Avonmore facility is sold and additional costs could be incurred in conjunction with the sale.

(4)	Represents bad debt expense for a British cast roll customer who filed for bankruptcy during the quarter.